Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Fourth Quarter and 2015 Financial Results

•	Q4 EPS of $2.49; 2015 EPS Increase 7 Percent to $10.39

•	Q4 Sales Total $5.7 Billion; 2015 Sales Total $23.5 Billion

•	Q4 Free Cash Flow[1] of $1.5 Billion

•	$2.0 Billion 2015 Free Cash Flow before After-tax Discretionary Pension Contributions[1]

•	1.6 Million Shares Repurchased for $283 Million in Q4; 19.3 Million Shares Repurchased in 2015 for $3.2 Billion

•	2016 EPS Guidance of $9.90 to $10.20

FALLS CHURCH, Va. – Jan. 28, 2016 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2015 net earnings decreased to $459 million, or $2.49 per diluted share, from $506 million, or $2.48 per diluted share in the fourth quarter of 2014. Fourth quarter 2015 diluted earnings per share are based on 184.2 million weighted average shares outstanding compared with 204.2 million shares in the prior year period. The company repurchased 1.6 million shares of its common stock for $283 million in the fourth quarter of 2015. As a result of the passage of the Protecting Americans from Tax Hikes Act of 2015, which made permanent research and development tax credits, the company recognized a full year credit of $60 million, or $0.33 per diluted share, in the fourth quarter of 2015.
For 2015, net earnings totaled $2.0 billion, or $10.39 per diluted share, compared to $2.1 billion, or $9.75 per diluted share in 2014. Diluted earnings per share for 2015 increased 7 percent and are based on 191.6 million weighted average shares outstanding compared with 212.1 million shares in 2014. During 2015, the company repurchased 19.3 million shares of its common stock for $3.2 billion. As of Dec. 31, 2015, $4.3 billion remained on the company's share repurchase authorization.
“I want to congratulate our team on another outstanding year of strong performance. We look forward to building on this year's successes as we continue our focus on performance, portfolio and capital deployment and take on new opportunities in 2016,” said Wes Bush, chairman, chief executive officer and president.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	2

Table 1 — Financial Highlights

	Fourth Quarter		Full Year
($ in millions, except per share amounts)	2015	2014	2015	2014
Sales	$5,694	$6,108	$23,526	$23,979
Segment operating income[1]	717	760	2,920	3,099
Segment operating margin rate[1]	12.6%	12.4%	12.4%	12.9%
Operating income	689	762	3,076	3,196
Operating margin rate	12.1%	12.5%	13.1%	13.3%
Net earnings	459	506	1,990	2,069
Diluted EPS	2.49	2.48	10.39	9.75
Net cash provided by operating activities	1,633	1,490	2,162	2,593
Free cash flow[1]	1,496	1,214	1,691	2,032

Pension-adjusted Operating Highlights
Operating income	689	762	3,076	3,196
Net FAS/CAS pension adjustment[1]	(87)	(69)	(348)	(269)
Pension-adjusted operating income[1]	$602	$693	$2,728	$2,927
Pension-adjusted operating margin rate[1]	10.6%	11.3%	11.6%	12.2%

Pension-adjusted Per Share Data
Diluted EPS	$2.49	$2.48	$10.39	$9.75
After-tax net pension adjustment per share[1]	(0.31)	(0.22)	(1.18)	(0.82)
Pension-adjusted diluted EPS[1]	$2.18	$2.26	$9.21	$8.93
Weighted average shares outstanding — Basic	182.1	200.8	189.4	208.8
Dilutive effect of stock awards and options	2.1	3.4	2.2	3.3
Weighted average shares outstanding — Diluted	184.2	204.2	191.6	212.1

[1]	Non-GAAP metric — see definitions at the end of this press release.
Fourth quarter 2015 segment operating income decreased to $717 million, and segment operating margin rate increased 20 basis points to 12.6 percent. Operating income decreased 10 percent and operating margin rate decreased 40 basis points to 12.1 percent.
For 2015, segment operating income decreased to $2.9 billion, principally due to lower sales and $75 million realized in 2014 for settlements of certain legal claims. Operating income for 2015 totaled $3.1 billion and operating margin rate was 13.1 percent.
Total backlog as of Dec. 31, 2015, was $35.9 billion compared with $38.2 billion as of Dec. 31, 2014. Fourth quarter 2015 new awards totaled $5.8 billion, and new awards for 2015 totaled $21.3 billion. On Oct. 27, 2015, the U.S. Air Force announced it was awarding the company a contract for engineering and manufacturing development and early production for the Long Range Strike Bomber (LRS-B). In Nov. 2015, the unsuccessful offeror filed a protest asking the U.S. Government Accountability Office to review the decision to award the company the LRS-B contract, triggering an automatic stay of performance of the contract. As a result, the LRS-B award is not included in 2015 new awards or backlog.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	3

Table 2 — Cash Flow Highlights

	Fourth Quarter		Full Year
($ millions)	2015	2014	2015	2014
Cash provided by operating activities before after-tax discretionary pension contributions[1]	$1,633	$1,490	$2,487	$2,593
After-tax discretionary pension pre-funding impact	—	—	(325)	—
Net cash provided by operating activities	$1,633	$1,490	$2,162	$2,593
Less:
Capital expenditures	(137)	(276)	(471)	(561)
Free cash flow[1]	$1,496	$1,214	$1,691	$2,032
After-tax discretionary pension pre-funding impact	—	—	325	—
Free cash flow before after-tax discretionary pension contributions[1]	$1,496	$1,214	$2,016	$2,032

[1]	Non-GAAP metric — see definitions at the end of this press release.
Fourth quarter 2015 cash provided by operating activities totaled $1.6 billion and free cash flow totaled $1.5 billion. The increases in cash from operations and free cash flow from the prior year period are principally due to lower cash taxes.
For 2015, cash provided by operating activities before after-tax discretionary pension contributions totaled $2.5 billion compared with $2.6 billion in 2014. Free cash flow before after-tax discretionary pension contributions totaled $2.0 billion. After-tax discretionary pension contributions totaled $325 million in 2015. Changes in cash and cash equivalents include the following for cash from operating, investing and financing activities through Dec. 31, 2015:
Operating

•	$2.2 billion provided by operations after $500 million discretionary pension contribution

Investing

•	$471 million used for capital expenditures

Financing

•	$3.2 billion used for repurchase of common stock

•	$600 million net proceeds from issuance of long-term debt

•	$603 million used for dividends

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	4

2016 Guidance
The company’s 2016 financial guidance is based on the spending levels provided for in the Bipartisan Budget Act of 2015 and the Consolidated Appropriations Act of 2016. The guidance assumes no disruption or cancellation of any of our significant programs and no disruption or shutdown of government operations. Guidance for 2016 also assumes adequate appropriations and funding for the company’s programs in the first quarter of the U.S. government’s fiscal year 2017.

2016 Guidance
($ in millions, except per share amounts)	As of 1/28/16

Sales	23,500	—	24,000

Segment operating margin %[1]	High 11%

Net FAS/CAS pension adjustment[1]	~275

Operating margin %	~12%

Effective tax rate %	~30%

Diluted EPS	9.90	—	10.20

Capital expenditures	700	—	1,000

Free cash flow[1]	1,500	—	1,800

[1] Non-GAAP metric - see definitions at the end of this press release.
Estimated capital expenditures in 2016 reflect increased programmatic requirements, including LRS-B, and approximately $300 million for the planned purchase of office buildings currently leased by the new Mission Systems sector. These investments support the company's continued focus on cost reduction, affordability and competitiveness.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	5

Table 3 — Business Results
Consolidated Sales & Segment Operating Income1

	Fourth Quarter			Full Year
($ millions)	2015	2014	Change	2015	2014	Change
Sales
Aerospace Systems	$2,431	$2,532	(4%)	$10,004	$9,997	—
Electronic Systems	1,711	1,830	(7%)	6,842	6,951	(2%)
Information Systems	1,363	1,572	(13%)	5,894	6,222	(5%)
Technical Services	653	679	(4%)	2,838	2,799	1%
Intersegment eliminations	(464)	(505)		(2,052)	(1,990)
	5,694	6,108	(7%)	23,526	23,979	(2%)
Segment operating income[1]
Aerospace Systems	280	299	(6%)	1,220	1,315	(7%)
Electronic Systems	281	315	(11%)	1,068	1,148	(7%)
Information Systems	154	146	5%	616	611	1%
Technical Services	55	59	(7%)	254	261	(3%)
Intersegment eliminations	(53)	(59)		(238)	(236)
Segment operating income[1]	717	760	(6%)	2,920	3,099	(6%)
Segment operating margin rate[1]	12.6%	12.4%	20 bps	12.4%	12.9%	(50) bps
Reconciliation to operating income
Net FAS/CAS pension adjustment[1]	87	69	26%	348	269	29%
Unallocated corporate expenses	(114)	(66)	(73%)	(190)	(169)	(12%)
Other	(1)	(1)	—	(2)	(3)	33%
Operating income	689	762	(10%)	3,076	3,196	(4%)
Operating margin rate	12.1%	12.5%	(40) bps	13.1%	13.3%	(20) bps
Interest expense	(75)	(74)	(1%)	(301)	(282)	(7%)
Other, net	7	13	(46%)	15	23	(35%)
Earnings before income taxes	621	701	(11%)	2,790	2,937	(5%)
Federal and foreign income tax expense	(162)	(195)	17%	(800)	(868)	8%
Net earnings	$459	$506	(9%)	$1,990	$2,069	(4%)

[1]	Non-GAAP metric — see definitions at the end of this press release.
Fourth quarter 2015 operating income decreased 10 percent due to lower segment operating income and higher unallocated corporate expense, which more than offset higher net FAS/CAS pension adjustment. Lower segment operating income reflects lower sales, partially offset by improved performance in Information Systems. Unallocated corporate expense increased $48 million. As previously announced, in the fourth quarter the Internal Revenue Service accepted the company's adoption of a tax method change. This and other state tax items increased fourth quarter 2015 unallocated corporate expense by $26 million. For 2015, operating income decreased 4 percent due to lower segment operating income, and higher corporate unallocated expenses, which more than offset higher net FAS/CAS pension adjustment. Segment operating income in 2014 benefited from $75 million in settlements and a benefit of approximately $45 million from lower CAS costs due to passage of the Highway and Transportation Funding Act of 2014.
For the fourth quarter of 2015, federal and foreign income tax expense declined to $162 million from $195 million in 2014, and the company's effective tax rate decreased to 26.1 percent from 27.8 percent in

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	6

2014. For 2015, federal and foreign income tax expense declined to $800 million from $868 million in 2014, and the company's effective tax rate declined to 28.7 percent from 29.6 percent. The company's lower effective tax rate for 2015 includes a $76 million increase in research credits primarily resulting from additional credits claimed on our prior year tax returns, partially offset by a $51 million benefit in 2014 for the partial resolution of the IRS examination of 2007-2009 tax returns.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	7

Aerospace Systems ($ millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Sales	$2,431	$2,532	(4.0%)	$10,004	$9,997	0.1%
Operating income	280	299	(6.4%)	1,220	1,315	(7.2%)
Operating margin rate	11.5%	11.8%		12.2%	13.2%
Aerospace Systems fourth quarter 2015 sales decreased 4 percent due to lower volume for space and restricted programs, partially offset by higher volume for unmanned programs. The decrease in space is primarily due to lower volume for the Advanced EHF program. Sales in 2015 were comparable to 2014 sales. Excluding settlements of $75 million in 2014, sales increased 1 percent due to higher volume across a number of programs. The increase in unmanned sales includes higher volume for Global Hawk and other programs. Military aircraft sales for 2015 include higher volume for the E-2D and F-35 programs, partially offset by lower volume for the F/A-18 as that program ramps down. Space sales for 2015 include higher volume for restricted programs, partially offset by lower volume for the Advanced EHF program.
Aerospace Systems fourth quarter 2015 operating income decreased 6 percent and operating margin rate decreased to 11.5 percent, reflecting lower sales and less favorable performance for unmanned programs, partially offset by improved performance for military aircraft programs. For 2015, operating income declined 7 percent and operating margin rate declined to 12.2 percent principally due to $75 million realized in 2014 for settlements of certain legal claims.
Electronic Systems ($ millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Sales	$1,711	$1,830	(6.5%)	$6,842	$6,951	(1.6%)
Operating income	281	315	(10.8%)	1,068	1,148	(7.0%)
Operating margin rate	16.4%	17.2%		15.6%	16.5%
Electronic Systems fourth quarter 2015 sales decreased 7 percent, due to lower volume and deliveries for airborne ISR and targeting, navigation and maritime systems, and space programs, as well as the impact of cost reduction initiatives. Declines in these programs were partially offset by higher volume for land and self-protection systems. For 2015, sales declined 2 percent due to lower volume for airborne ISR and targeting programs and lower volume for land and self-protection programs due to in-theater force reductions. These impacts were partially offset by higher volume for navigation and maritime systems programs.
Electronic Systems fourth quarter 2015 operating income declined 11 percent and operating margin rate was 16.4 percent. Lower operating income and margin rate reflect lower volume described above and a business mix that includes lower volume for mature fixed price production programs. For 2015, operating income declined 7 percent and operating margin rate was 15.6 percent. Lower operating income and margin rate are primarily due to lower volume, a change in business mix that includes lower volume for mature fixed price programs, as well as less favorable performance in airborne ISR and targeting and land and self-protection programs.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	8

Information Systems ($ millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Sales	$1,363	$1,572	(13.3%)	$5,894	$6,222	(5.3%)
Operating income	154	146	5.5%	616	611	0.8%
Operating margin rate	11.3%	9.3%		10.5%	9.8%
Information Systems fourth quarter 2015 sales decreased 13 percent, due to fewer days in this year's fourth quarter and lower material sales than in the prior year period. For 2015, sales decreased 5 percent, primarily due to lower volume for command and control and civil programs. Lower sales for command and control programs includes lower volume for CANES, the impact of in-theater force reductions and completion of the Ground Combat Vehicle contract. Lower sales for civil programs is primarily due to the restructuring of the Emergency Communications Transformation Program Stage II contract.
Information Systems fourth quarter 2015 operating income increased 5 percent, and operating margin rate increased 200 basis points to 11.3 percent. For 2015, operating income increased 1 percent and operating margin rate increased 70 basis points to 10.5 percent. Higher operating income and margin rates in both periods reflect improved performance, a reduction in lower margin material sales and the impact of cost reduction initiatives, which more than offset lower sales.
Technical Services ($ millions)

	Fourth Quarter			Full Year
	2015	2014	Change	2015	2014	Change
Sales	$653	$679	(3.8%)	$2,838	$2,799	1.4%
Operating income	55	59	(6.8%)	254	261	(2.7%)
Operating margin rate	8.4%	8.7%		8.9%	9.3%
Technical Services fourth quarter 2015 sales decreased 4 percent primarily due to lower volume for integrated logistics and modernization programs, including the ICBM program. For 2015, sales increased 1 percent due to higher volume for mission systems and readiness programs, primarily due to higher volume for an international program, partially offset by lower volume for integrated logistics and modernization programs, principally the ICBM program.
Technical Services fourth quarter 2015 operating income decreased $4 million and operating margin rate decreased to 8.4 percent. Lower operating income is primarily due to lower volume in the period. For 2015, operating income decreased 3 percent and operating margin rate declined to 8.9 percent. Lower operating income and operating margin rate were due to lower income from an unconsolidated joint venture than in 2014, partially offset by higher sales volume.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	9

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on Jan 28, 2016. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in unmanned systems, cyber, C4ISR, and logistics and modernization to government and commercial customers worldwide. Please visit www.northropgrumman.com for more information.

Forward-Looking Statements
This press release and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals,” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our 2015 Annual Report on Form 10-K. They include:

•	our dependence on a single customer, the U.S. Government

•	delays or reductions in appropriations for our programs and U.S. Government funding

•	investigations, claims and/or litigation

•	our international business

•	the improper conduct of employees, agents, business partners or joint ventures in which we participate

•	the use of accounting estimates for our contracts

•	cyber and other security threats or disruptions

•	changes in actuarial assumptions associated with our pension and other post-retirement benefit plans

•	the performance and financial viability of our suppliers and the availability and pricing of raw materials and components

•	competition within our markets

•	changes in procurement and other laws and regulations and business practices applicable to our industry

•	natural and/or environmental disasters

•	the adequacy of our insurance coverage, customer indemnifications or other liability protections

•	the products and services we provide related to hazardous and high risk operations

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	10

•	changes in business conditions that could impact recorded goodwill or the value of other long-lived assets

•	our ability to develop new products and technologies and maintain technologies, facilities, equipment and a qualified workforce

•	our ability to meet performance obligations under our contracts

•	unforeseen environmental costs

•	our ability to protect our intellectual property rights

•	changes in our tax provisions or exposure to additional tax liabilities

•	the spin-off of our former Shipbuilding business
Additional information regarding these risks and other important factors can be found in the section entitled “Risk Factors” in our 2015 Annual Report on Form 10-K and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2015	2014	2013
Sales
Product	$13,966	$14,015	$14,033
Service	9,560	9,964	10,628
Total sales	23,526	23,979	24,661
Operating costs and expenses
Product	10,333	10,431	10,623
Service	7,551	7,947	8,659
General and administrative expenses	2,566	2,405	2,256
Operating income	3,076	3,196	3,123
Other (expense) income
Interest expense	(301)	(282)	(257)
Other, net	15	23	(3)
Earnings before income taxes	2,790	2,937	2,863
Federal and foreign income tax expense	800	868	911
Net earnings	$1,990	$2,069	$1,952

Basic earnings per share	$10.51	$9.91	$8.50
Weighted-average common shares outstanding, in millions	189.4	208.8	229.6

Diluted earnings per share	$10.39	$9.75	$8.35
Weighted-average diluted shares outstanding, in millions	191.6	212.1	233.9

Net earnings (from above)	$1,990	$2,069	$1,952
Other comprehensive income (loss)
Change in unamortized benefit plan costs, net of tax (expense) benefit of ($45) in 2015, $1,423 in 2014 and ($1,177) in 2013	75	(2,316)	1,790
Change in cumulative translation adjustment	(41)	(59)	14
Other, net	2	3	(1)
Other comprehensive income (loss), net of tax	36	(2,372)	1,803
Comprehensive income (loss)	$2,026	$(303)	$3,755

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	December 31, 2015	December 31, 2014
$ in millions
Assets
Cash and cash equivalents	$2,319	$3,863
Accounts receivable, net	2,841	2,806
Inventoried costs, net	807	742
Prepaid expenses and other current assets	367	369
Total current assets	6,334	7,780
Property, plant and equipment, net of accumulated depreciation of $4,849 in 2015 and $4,611 in 2014	3,064	2,991
Goodwill	12,460	12,466
Deferred tax assets	1,409	2,026
Other non-current assets	1,187	1,309
Total assets	$24,454	$26,572

Liabilities
Trade accounts payable	$1,282	$1,305
Accrued employee compensation	1,195	1,441
Advance payments and amounts in excess of costs incurred	1,537	1,713
Other current liabilities	1,443	1,433
Total current liabilities	5,457	5,892
Long-term debt, net of current portion of $110 in 2015 and $3 in 2014	6,416	5,925
Pension and other post-retirement benefit plan liabilities	6,172	6,555
Other non-current liabilities	887	965
Total liabilities	18,932	19,337

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2015—181,303,083 and 2014—198,930,240	181	199
Paid-in capital	—	—
Retained earnings	10,661	12,392
Accumulated other comprehensive loss	(5,320)	(5,356)
Total shareholders’ equity	5,522	7,235
Total liabilities and shareholders’ equity	$24,454	$26,572

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2015	2014	2013
Operating activities
Net earnings	$1,990	$2,069	$1,952
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	467	462	495
Stock-based compensation	99	134	144
Excess tax benefits from stock-based compensation	(103)	(81)	(43)
Deferred income taxes	572	216	128
Changes in assets and liabilities:
Accounts receivable, net	(30)	(105)	171
Inventoried costs, net	(80)	(24)	101
Prepaid expenses and other assets	43	13	(51)
Accounts payable and other liabilities	(632)	(89)	(169)
Income taxes payable	135	84	2
Retiree benefits	(263)	(17)	(281)
Other, net	(36)	(69)	34
Net cash provided by operating activities	$2,162	$2,593	$2,483

Investing activities
Capital expenditures	(471)	(561)	(364)
Other investing activities, net	40	(84)	18
Net cash used in investing activities	(431)	(645)	(346)

Financing activities
Common stock repurchases	(3,182)	(2,668)	(2,371)
Net proceeds from issuance of long-term debt	600	—	2,841
Cash dividends paid	(603)	(563)	(545)
Payments of long-term debt	—	—	(877)
Other financing activities, net	(90)	(4)	103
Net cash used in financing activities	(3,275)	(3,235)	(849)
(Decrease) increase in cash and cash equivalents	(1,544)	(1,287)	1,288
Cash and cash equivalents, beginning of year	3,863	5,150	3,862
Cash and cash equivalents, end of year	$2,319	$3,863	$5,150

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG AND CONTRACT AWARDS
(Unaudited)

	December 31, 2015			December 31, 2014
$ in millions	FUNDED [1]	UNFUNDED [2]	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$8,218	$9,381	$17,599	$20,063
Electronic Systems	7,323	2,342	9,665	9,715
Information Systems	2,857	3,115	5,972	6,115
Technical Services	2,355	332	2,687	2,306
Total	$20,753	$15,170	$35,923	$38,199

[1]	Funded backlog represents firm orders for which funding is authorized and appropriated.

[2]
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

New Awards — The estimated value of contract awards recorded during the three and twelve months ended Dec. 31, 2015 was $5.8 billion and $21.3 billion, respectively. On Oct. 27, 2015, the U.S. Air Force announced it was awarding the company a contract for engineering and manufacturing development and early production for the Long Range Strike Bomber (LRS-B). In November 2015, the unsuccessful offeror filed a protest asking the U.S. Government Accountability Office (GAO) to review the decision to award the company the LRS-B contract, triggering an automatic stay of performance of the contract. As a result, the LRS-B award is not included in 2015 new awards or backlog.

Northrop Grumman Reports Fourth Quarter and 2015 Financial Results	15

Non-GAAP Financial Measures Disclosure: Today’s press release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While the company believes that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this press release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share, as defined below. These per share amounts are provided for consistency and comparability of operating results. Management uses pension-adjusted diluted EPS, as reconciled in Table 1, as an internal measure of financial performance.
Cash provided by operating activities before after-tax discretionary pension contributions: Cash provided by operating activities before the after-tax impact of discretionary pension contributions. Cash provided by operating activities before discretionary pension contributions has been provided for consistency and comparability of financial performance and is reconciled in Table 2.
Free cash flow: Net cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Free cash flow before after-tax discretionary pension contributions: Free cash flow before the after-tax impact of discretionary pension contributions. We use free cash flow before discretionary pension contributions as a key factor in our planning for, and consideration of, strategic acquisitions, stock repurchases and the payment of dividends. This measure should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow before discretionary pension contributions is reconciled in Table 2.
Net FAS/CAS pension adjustment: The difference between pension expense charged to contracts and included as cost in segment operating income in accordance with U.S. Government Cost Accounting Standards (CAS) and pension expense determined in accordance with FAS (GAAP Financial Accounting Standards). Net FAS/CAS pension adjustment is presented in Table 1.
After-tax net pension adjustment per share: The per share impact of the net FAS/CAS pension adjustment as defined above, after tax at the statutory rate of 35 percent, provided for consistency and comparability of financial performance as presented in Table 1.
Pension-adjusted operating income: Operating income before the net FAS/CAS pension adjustment as reconciled in Table 1. Management uses pension-adjusted operating income as an internal measure of financial performance.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Management uses pension-adjusted operating margin rate, as reconciled in Table 1, as an internal measure of financial performance.
Segment operating income: Total earnings from our four segments including allocated pension expense recognized under CAS. Reconciling items to operating income include the net FAS/CAS pension adjustment, as defined above, as well as certain corporate-level expenses, which are not considered allowable or allocable under applicable CAS or FAR. Management uses segment operating income, as reconciled in Table 3, as an internal measure of financial performance.
Segment operating margin rate: Segment operating income as defined above, divided by sales. Management uses segment operating margin rate, as reconciled in Table 3, as an internal measure of financial performance.
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Northrop Grumman Corporation
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